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Exhibit 21.1

SUBSIDIARIES OF UNITED ARTISTS THEATRE CIRCUIT, INC.	JURISDICTION OF ORGANIZATION
Beth Page Theatre Co. Inc.	New York
CDP Limited Liability Company	California
Magnolia Amusement Company	Arkansas
Multimatic Displays, Inc.	New York
Olympus Pointe Theatre Center Investors, LLC	California
Orix RAM Montgomery Venture General Partnership	Illinois
RAM/U-KOP, LLC	Delaware
R and S Theaters, Inc.	Mississippi
San Francisco Theatres, Inc.	California
Siam UATC Company Limited Thailand Corp.	Thailand
Staten Theatre Group	New York
Staten Theatre Group II	New York
The Turp Company	California
Trumball Theatre Corp.	Connecticut
UA International Property Holding, Inc.	Colorado
U.A.P.R., Inc.	Delaware
UA Property Holding II, Inc.	Colorado
UA SHOR LLC	Delaware
United Artists International Management Company	Colorado
United Artists/Pacific Media Joint Venture
United Artists Singapore Theatres Pte. Ltd.	Singapore
United Film Distribution Company of South America	Delaware
United Stonestown Corporation	California
Vogue Realty Company	California

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  Exhibit 21.1